EXHIBIT 1.1

2004 STOCK OPTION AND RESTRICTED STOCK PLAN

2004 STOCK OPTION

AND

RESTRICTED STOCK PLAN

Adopted by the Board of Directors
August 28, 2004

SUPREME REALTY INVESTMENTS, INC.

STOCK OPTION AND RESTRICTED STOCK PLAN

1.	Purpose.

This Stock Option and Restricted Stock Plan (the "Plan") was adopted by the Board of Directors of Supreme Realty Investments, Inc. (the Corporation") on August 28, 2004, and approved by the stockholders of the Corporation on August 28, 2004. The purpose of this Plan is to advance the interests of the Corporation by enhancing the ability of the Corporation and its subsidiaries to attract and retain officers, employees and non-employee directors to the Corporation, to reward such individuals for their contributions and to encourage them to take into account the long-term interests of the Corporation through interests in the Corporation's Common Stock, $.001 par value per share (the "Stock").

Any officer, director or employee selected to receive an award under the Plan is referred to as a "participant". The Plan provides for the grant of options to acquire Stock ("Options"), which may be non-qualified stock options ("NQSOs") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and awards of Stock subject to certain restrictions ("Restricted Stock"). Under the Plan, Restricted Stock consists exclusively of (i) Stock subject to performance-based restrictions intended to comply with the provisions of Section 162(m) of the Code ("Performance-Based Restricted Stock) and (ii) Stock awarded to non-employee directors in lieu of some or all of the cash compensation such directors would otherwise receive for their service as directors ("Non-employee Director Restricted Stock"). Grants of Options and Awards of Restricted Stock are referred to herein as "Awards". The grant of an Option may also involve the grant of stock appreciation rights as described in Section 6.

2.	Administration.

The Plan shall be administered, construed, and interpreted by the Board of Directors or by one or more committees appointed by the Board of Directors of the Corporation (any such committee being referred to herein as the "Committee"). The Committee shall have the discretionary authority, not inconsistent with the express provisions of the Plan, (a) to make Awards to such participants as the Committee may select; (b) to determine the time or times when Awards shall be granted and the number of shares of Stock subject to each Award; (c) to determine which Options are, and which Options are not, intended to be NQSOs; (d) to determine the terms and conditions of each Award; (e) to prescribe the form or forms of instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (f) to adopt, amend, and rescind rules and regulations for the administration of the Plan; and (g) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties.

No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation's By-laws.

As used in the Plan, the "fair market value" of Stock as of any date shall be the mean of the high and low sale prices of the shares of Stock on the principal exchange on which the Stock is traded on such date or as the Committee may otherwise determine. If no public market for the shares exists on such date, the "fair market value" shall be the book value of the shares.

3.	Eligibility.

Persons eligible to receive Awards under the Plan shall be those employees, consultants, officers, and directors, who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Corporation and its subsidiaries. “Consultant" means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Parent or Subsidiary of the Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and (iii) the consultant or adviser is a natural person. A "subsidiary" of the Corporation shall mean a corporation, whether domestic or foreign, in which the Corporation shall own, directly or indirectly, a majority of the capital shares entitled to vote at the annual meeting thereof. Non-employee directors shall be eligible to receive Awards under the Plan in lieu of some or all of the cash compensation they would otherwise receive for their services as directors, to the extent that their eligibility for such Awards would not disqualify them as disinterested persons for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

4.	Stock Subject to Awards.

The Stock subject to Awards under the Plan shall be either authorized but unissued shares or treasury shares. Subject to adjustment in accordance with the provisions of Paragraph 5(g) and 7(e) hereof, the total number of shares (the "Eligible Shares") of such Stock shall be 50,000,000 shares. Subject to like adjustment, the total amount of Stock Awards may be issued to any one person participating under the Plan shall not exceed the aggregate number of shares that equal ten percent of the total amount of shares outstanding Stock of the Corporation. Subject to like adjustment, the maximum number of shares issuable upon the exercise of options that are NQSOs shall be 50,000,000.

In the event that any outstanding Option or Restricted Stock Award under the Plan for any reason expires, is forfeited, or is terminated prior to the end of the period during which Awards may be made under the Plan, the shares of Stock allocable to the unexercised portion of such Option or the portion of such Restricted Stock Award that has terminated or been forfeited may again be subject to award under the Plan. Shares of Stock delivered to the Corporation to pay the exercise price of any Option or to satisfy the tax withholding consequences of an Option exercise or the grant or vesting of Restricted Stock shall again be subject to award under the Plan.

5.	Terms and Conditions Applicable to all Options Granted Under the Plan.

Options granted pursuant to the Plan shall be evidenced by agreements or notices in such form as the Committee shall, from time to time, approve, which agreements shall in substance include and comply with and be subject to the following terms and conditions:

a.	Medium and Time of Payment.

The exercise price of an Option shall be payable either (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Corporation, (ii) through the delivery of shares of Stock owned by the optionee with a fair market value equal to the option price or (iii) by a combination of (i) and (ii). Fair market value of Stock so delivered shall be determined on the date of exercise. Unless the Committee otherwise determines, an optionee may engage in successive exchange (or series of exchanges) in which Stock such optionee is entitled to receive upon exercise of an Option may be simultaneously utilized as payment for the exercise of an additional Option or Options.

To the extent permitted by applicable law, the Committee may permit payment of the Option exercise price through arrangements with a brokerage firm under which such firm, on behalf of the optionee, will pay the exercise price to the Corporation and the Corporation shall promptly deliver to such firm the number of shares of Stock subject to the Option so that the firm may sell such shares, or a portion thereof, for the account of the optionee. In addition, the Committee may permit payment of the Option exercise price by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Corporation sufficient funds to pay the exercise price as soon as the shares subject to the Option, or a portion thereof, are sold on behalf of the optionee

b.	Numbers of shares.

The Option shall state the total number of shares to which it pertains. No Option may be exercised in part for fewer than twenty shares. Subject to adjustment as provided in Section 5(g), in any fiscal year of the Corporation, the aggregate number of shares of Stock of the Corporation as to which Options may be granted to any one participant shall not exceed 10,000,000.

c.	Option Price.

The exercise price of an Option shall be not less than the fair market value of the shares of Stock covered by the Option on the date of grant except that (i) in connection with an amendment of an Option which does not reduce the exercise price of the Option but which, in the opinion of the Committee, is or may be treated for tax or other technical purposes (including, in particular, for purposes of Section 16 of the Exchange Act) as a new grant of the Option, the exercise price of such amended Option may be less than the then fair market value of the shares of Stock subject to such Option so long as such exercise price is equal to or greater than the exercise price of the original Option, and (ii) in connection with an acquisition, consolidation, merger or other extraordinary transaction, Options may be granted at less than the then fair market value in order to replace Options previously granted by one or more parties to such transaction (or their affiliates) so long as the aggregate spread on such replacement Options for any recipient of such Options is equal to or less than the aggregate spread on the Options being replaced.

d.	Expiration of Options.

Each Option granted under the Plan shall expire on a date determined by the Committee which date may not be more than ten years from the date the Option is granted.

e.	Date of Exercise.

The Committee may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified by the Committee. Except as may be so provided, any Option may be exercised in whole at any time, or in part from time to time, during its term. In the case of an Option not immediately exercisable in full, the Committee may at any time accelerate the time at which all or any part of the Option may be exercised.

f.	Termination of Service.

The Committee shall, subject to the provision of Section 5(d), determine for each Award of an Option, the extent to which the participant (or his legal representative) shall have the right to exercise the Option following termination of such participant's service to the Corporation or any subsidiary. Such provisions may reflect distinctions based on the reasons for the termination of service and any other relevant factors that the Committee may determine.

g.	Adjustments on Changes in Stock.

The aggregate number of shares of Stock as to which Options may be granted under the Plan, the aggregate number of shares of Stock as to which Options may be granted to any one such participant, the number of shares of Stock covered by each outstanding Option, and the exercise price per share of each outstanding Option, shall be proportionately adjusted by the Committee for any increase or decrease in the number of issued shares of Stock resulting from subdivisions or consolidation of shares or other capital adjustments, the payment of a Stock dividend or any other increase or decrease in such shares effected without receipt of consideration by the Corporation; provided, however, that no such adjustment shall be made unless and until the aggregate effect of all such increases and decreases accruing after the effective date of the shall have increased or decreased the number of issued shares of Stock by five percent or more; and provided further, that any fractional shares resulting from any such adjustment shall be eliminated. Any such determination by the Committee shall be conclusive.

h.	Assignability.

Except as permitted by the Committee, Options shall be nontransferable except by the laws of descent and distribution or pursuant to a qualified domestic relations order. So long as nontransferability of an Option shall be required to exempt the grant of an Option from the provisions of Section 16(b) of the Exchange Act, no Option that the Committee intends to grant in a transaction exempted from such Section may be assigned or transferred except by will or by the laws of descent and distribution. So long as nontransferability of NQSOs is a requirement of the Code, unless the Committee specifies otherwise, no Option granted as an NQSO may be assigned or transferred except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order.

i.	Rights as a Stockholder.

An optionee shall have no rights as a stockholder with respect to shares covered by an Option until the date the shares are issued and only after such shares are fully paid. No adjustment will be made for dividends or other rights the record date for which is prior to the date of such issuance.

j.	Tax Withholding.

The Committee shall have the right to require that the participant exercising the Option remit to the Corporation an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or make other arrangements satisfactory to the Committee with regard to such taxes) prior to the delivery of any Stock pursuant to the exercise of the Option. If permitted by the Committee, either at the time of the grant of the Option or in connection with its exercise, the participant may elect, at such time and in such manner as the Committee may prescribe, to satisfy such withholding obligation by (i) delivering Stock having a fair market value equal to such withholding obligations, or (ii) requesting that the Corporation withhold from the shares of Stock to be delivered upon the exercise a number of shares of Stock having a fair market value equal to such withholding obligation. In the case of an NQSO, the Committee may require as a condition of exercise that the participant exercising the Option agree to inform the Corporation promptly of any disposition (within the meaning of Section 424(c) of the Code and the regulations thereunder) of Stock received upon exercise.

k.	Change in Control.

Notwithstanding the provisions of any Option that provide for its exercise in installments, such Option shall become immediately exercisable in the event of a change in control. For purposes of this paragraph 5(k), a "Change in Control" shall mean any of the following events: (i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock"); provided, however, that any acquisition by the Corporation or its subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its subsidiaries, of 25% or more of the Outstanding Corporation Common Stock shall not constitute a Change of Control; and provided, further that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition of the Outstanding Corporation Common Stock, shall not constitute a Change of Control; or (ii) Individuals who, as of December 31, 2003, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to December 31, 2003 whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such a Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries); or (iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Anything in the Plan to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change of Control results from or arises out of a purchase or other acquisition of the Corporation, directly or indirectly, by a corporation or other entity in which the Executive has a greater than ten percent (10%) direct or indirect equity interest, such event shall not constitute a Change in Control.

l.	Additional Restrictions and Conditions.

The Committee may impose such other restrictions and conditions (in addition to those required by the provisions of this Plan) on any Award of Options hereunder and may waive any such additional restrictions and conditions, so long as (i) any such additional restrictions and conditions are consistent with the terms of this Plan and (ii) such waiver does not waive any restriction or condition required by the provisions of this Plan.

m.	Repricing.

The Committee shall not, without further approval of the stockholders of the Corporation, (i) authorize the amendment of any outstanding Option to reduce the exercise price of such Option or (ii) grant a replacement Option upon the surrender and cancellation of a previously granted Option for the purpose of reducing the exercise price of such Option. Nothing contained in this section shall affect the Committee's right to make the adjustment permitted under Section 5(g).

6.	Stock Appreciation Rights.

At the discretion of the Committee, a participant who has been granted an Option may also be granted the right to require the Corporation to purchase all or a portion of such Option for cancellation (a "stock appreciation right"). To the extent that the participant exercises this right, the Corporation shall pay him in cash and/or Stock the excess of the fair market value of each share of Stock covered by the Option (or a portion thereof purchased), determined on the date the election is made, over the exercise price of the Option. The election shall be made by delivering written notice thereof to the Committee. Shares subject to the Option so purchased shall not again be available for purposes of the Plan. Subject to adjustment as provided in Section 5(g), in any fiscal year of the Corporation, the aggregate number of shares of Stock as to which stock appreciation rights may be granted to any one person participating under the Plan shall not exceed 10,000,000.

7.	Terms and Conditions Applicable to Restricted Stock Awards.

Awards of Restricted Stock may be Performance-Based Restricted Stock, as described in Section 7(i), or Non-employee Director Restricted Stock, as described in Section 7 (j). The provisions of Sections 7(a) through 7(h) are applicable to all shares of Restricted Stock.

a.	Number of Shares.

The total number of shares of Restricted Stock that may be awarded under the Plan on a cumulative basis shall not exceed one half of one percent of the Stock of the Corporation outstanding at the date of any such Award. In any fiscal year of the Corporation, the aggregate number of shares of Stock as to which Restricted Stock Awards may be granted to any one person participating under the Plan shall not exceed 50,000,000.

Each Restricted Stock Award under the Plan shall be evidenced by a stock certificate of the Corporation, registered in the name of the participant, accompanied by an agreement in such form as the Committee shall prescribe from time to time. The Restricted Stock Awards shall comply with the following terms and conditions and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish.

b.	Stock Legends; Prohibition on Disposition.

Certificates for shares of Restricted Stock shall bear an appropriate legend referring to the restrictions to which they are subject, and any attempt to dispose of any such shares of Stock in contravention of such restrictions shall be null and void and without effect. The certificates representing shares of Restricted Stock shall be held by the Corporation until the restrictions are satisfied.

c.	Termination of Service.

The Committee shall determine the extent to which the restrictions on any Restricted Stock Award shall lapse upon the termination of the participant's service to the Corporation and its subsidiaries, due to death, disability, retirement or for any other reason. If the restrictions on all or any portion of a Restricted Stock Award shall not lapse, the participant, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Corporation such instruments of transfer, if any, as may reasonably be required to transfer the shares back to the Corporation.

d.	Change in Control.

Upon the occurrence of a change in of the Corporation, as determined in Paragraph 5(k) of this Plan, all restrictions then outstanding with respect to shares of Restricted Stock shall automatically expire and be of no further force and effect and all certificates representing such shares of Stock shall be delivered to the participant.

e.	Adjustment for Changes in Stock.

The Committee shall proportionately adjust the aggregate number of shares of Stock as to which Restricted Stock Awards may be granted to participants under the Plan and the aggregate number of shares of Stock as to which Restricted Stock Awards may be granted to any one such person for any increase or decrease in the number of issued shares of Stock resulting from the subdivision or consolidation of shares or other capital adjustments, the payment of a stock dividend, or any other increase or decrease in such shares without the payment of consideration; provided, however, that no such adjustment shall be made unless and until the aggregate effect of all such increases and decreases accruing after the effective date of the 1996 Amendment shall have increased or decreased the number of issued shares of Stock of the Corporation by five percent or more; and provided, further, that any fractional shares resulting from any such adjustment shall be eliminated. Any such determination by the Committee shall be conclusive. Shares of Stock issued with respect to any outstanding Awards as a result of any of the foregoing events shall be subject to the same restrictions.

f.	Effect of Attempted Transfer.

No benefit payable or interest in any Restricted Stock Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such interest in any Restricted Stock Award shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any participant or his beneficiary. If any participant or beneficiary shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under or interest in any Restricted Stock Award, then the Committee, in its discretion, may hold or apply such benefit or interest or any part thereof to or for the benefit of such participant or his beneficiary, his spouse, children, blood relatives or other dependents, or any of them, in any such manner and such proportions as the Committee may consider proper.

g.	Payment of Taxes.

The Corporation shall have the right to deduct from any Restricted Stock Award or other payment hereunder any amount that federal, state, local or foreign tax law requires to be withheld with respect to such Award or payment or to require that the participant, prior to or simultaneously with the Corporation incurring any obligation to withhold any such amount, pay such amount to the Corporation in cash or, at the option of the Corporation, shares of Stock (which shall be valued at the fair market value on the date of payment). There is no obligation under the Plan that any participant be advised of the existence of the tax or the amount required to be withheld. Without limiting the generality of the foregoing, in any case where it is determined that tax is required to be withheld in connection with the issuance, transfer or delivery of shares of Stock under this Plan, the Corporation may, pursuant to such rules as the Committee may establish, reduce the number of shares so issued, transferred or delivered by such number of shares as the Corporation may deem appropriate in its sole discretion to comply with such withholding. Notwithstanding any other provision of this Plan, the Committee may impose such conditions on the payment of any withholding obligations as may be required to satisfy applicable regulatory requirements, including without limitation, those under the Exchange Act.

h.	Rights as a Stockholder.

A participant shall have the right to receive dividends on shares of Stock subject to the Restricted Stock Award during the applicable Restricted Period, to vote the Stock subject to the award and to enjoy all other stockholder rights, except that the employee shall not be entitled to delivery of the stock certificate until the applicable Restricted Period shall have lapsed (if at all).

i.	Performance-Based Restricted Stock.

Awards of Performance-Based Restricted Stock are intended to qualify as performance-based for the purposes of Section 162(m) of the Code. The Committee shall provide that shares of Stock issued to a participant in connection with an Award of Performance-Based Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine, beginning on the date on which the Award is granted (the "Restricted Period") and that the Restricted Period applicable to such Restricted Stock shall lapse (if at all) only if certain pre-established objectives are attained. Performance goals may be based on any of the following criteria: (i) earnings or earnings per share, (ii) return on equity, (iii) return on assets, (iv) revenues, (v) expenses, (vi) one or more operating ratios, (vii) stock price, (viii) stockholder return, (ix) market share, (x) charge-offs, (xi) credit quality, (xii) reductions in non-performing assets, (xiii) customer satisfaction measures, (xiv) the accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions, or any other measurable, objective corporate goals. The Committee shall establish one or more objective performance goals for each such Award of Restricted Stock on the date of grant.

The performance goals selected in any case need not be applicable across the Corporation, but may be particular to an individual's function or business unit. The Committee shall determine whether such performance goals are attained and such determination shall be final and conclusive. In the event that the performance goals are not met, the Restricted Stock shall be forfeited and transferred to, and reacquired by, the Corporation at no cost to the Corporation.

The Committee may impose such other restrictions and conditions (in addition to the performance-based restrictions described above) on any Award of shares of Performance-Based Restricted Stock as the Committee deems appropriate and may waive any such additional restrictions and conditions, so long as such waiver does not waive any restriction described in the previous paragraph. Nothing herein shall limit the Committee's ability to reduce the amount payable under an Award upon the attainment of the performance goal(s), provided, however, that the Committee shall have no right under any circumstance to increase the amount payable under, or waive compliance with, any applicable performance goal(s).

j.	Non-employee Director Restricted Stock.

Awards of Non-employee Director Restricted Stock shall be made exclusively to directors of the Corporation who are not employees of the Corporation or any of its subsidiaries. The Committee shall provide that shares issued in connection with an Award of Non-employee Director Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, until the earlier of (i) the director's retirement as a director of the Corporation at or after the retirement age specified in the Corporation's By-laws, (ii) the director's death or total and permanent disability or (iii) the director's resignation from the Board of Directors of the Corporation with the consent of such Board. Shares of Non-employee Director Restricted Stock may be awarded only in lieu of cash compensation that would otherwise have been payable to the director receiving such Award and such cash compensation shall be reduced by the fair market value of the shares of Stock so awarded on the date of such Award.

The Committee may impose such other restrictions and conditions (in addition to the restrictions described above) on any Award of shares of Non-employee Director Restricted Stock as the Committee deems appropriate and may waive any such additional restrictions and conditions applicable to such shares as long as such waiver does not waive any restriction described in the preceding paragraph.

8.	Amendment; Applicability to Outstanding Options.

The Committee may alter, amend or suspend the Plan at any time or alter and amend Awards granted hereunder; provided, however, that no such amendment may, without the consent of any participant to whom an Option shall theretofore have been granted or to whom a Restricted Stock Award shall theretofore have been issued, adversely affect the right of such participation under such Award. Unless the Committee otherwise determines, any amendment to the Plan effected by the 1996 Amendment shall not apply to any Option outstanding on the date of stockholder approval of the 1996 Amendment held by a participant subject to Section 16(a) of the Exchange Act if the effect of such application would be to cause the Option to be deemed to have been regranted for purposes of Rule 16b-3 under the Exchange Act, and provided, further, that no material amendment of the Plan may, without stockholder approval thereof, become effective if such approval is required for purposes of Rule 16b-3 under the Exchange Act.

9.	Termination.

Options and Restricted Stock Awards may be granted pursuant to the Plan from time to time within a period of ten years from August 28, 2004. The Board of Directors may terminate the Plan at any time, and no Options shall be granted nor Restricted Stock awarded thereafter. Such termination shall not affect the validity of any Award then outstanding.

10.	Legality of Grant.

The granting of any Award under this Plan and the issuance or transfer of Options and shares of Stock pursuant hereto are subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or government agency (including, without limitation, no-action positions of the Securities and Exchange Commission) which may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no Awards may be granted under this Plan and no Options or shares shall be issued by the Corporation, nor cash payments made by the Corporation pursuant to or in connection with any such Award unless and until in any such case all legal requirements applicable to the issuance or payment have, in the opinion of counsel for the Corporation, been complied with. In connection with any Option or Stock issuance or transfer, the person acquiring the shares or the Option shall, if requested by the Corporation, give assurance satisfactory to counsel to the Corporation with respect to such matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

11.	Effective Date.

This plan shall become effective upon the adoption thereof by the affirmative vote of the Board of Directors, present in person and entitled to vote thereon at the 2004 First Meeting of the Board of Directors, when a quorum was present.